EXHIBIT 99.1

Berkshire Hills Announces Annual Meeting Date and Time

Pittsfield, MA – February 21, 2017 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) has scheduled its Annual Meeting of Shareholders for Thursday, May 18, 2017 at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 10:00 a.m.  The date of March 20, 2017 was established as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

In addition to routine proposals related to director election, executive compensation, and the auditor engagement, the agenda will include a non-routine proposal to phase out the classified board by approving amendments to the Company’s Certificate of Incorporation.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company, recognized for its entrepreneurial approach and distinctive culture, has approximately $9.2 billion in assets and 97 full service branch offices in Massachusetts, New York, Connecticut, Vermont, New Jersey and Pennsylvania providing personal and business banking, insurance, and wealth management services.  For more information, visit http://ir.berkshirebank.com.

CONTACT
Erin Duggan; Investor Relations Manager; 413-236-3773